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                                                                   EXHIBIT 12(a)


                             UNION ELECTRIC COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                                12 Months
                                                                    Year Ended December 31,                       Ended
                                                -------------------------------------------------------------  September 30,
                                                1990          1991         1992         1993          1994        1995
                                                ----          ----         ----         ----          ----        ----
                                                              (Thousands of Dollars Except Ratios)

Net income for the Period                     $294,219     $321,512      $302,748     $297,160     $320,757     $305,530
                                              --------     --------      --------     --------     --------     --------
   Add:
      Taxes Based on income                    191,532      218,954       197,009      182,716      203,827      196,875
                                              --------     --------      --------     --------     --------     --------
      Fixed Charges:
         Interest on Debt                      183,215      163,061       125,798      124,430      135,608      129,605(*)
      Amortization of Premium and
         Discount, Less Expense on Debt;
         and Bond Defeasance Cost                4,369        4,148         9,521        5,170        5,504        5,503
      Rentals (See note)                         1,114        1,171           908        1,314        1,299        2,846
                                              --------     --------      --------     --------     --------     --------
      Total Fixed Charges                      188,698      168,380       136,227      130,914      142,411      137,954
                                              --------     --------      --------     --------     --------     --------


Earnings Available for Fixed Charges          $674,449     $708,846      $635,984     $610,790     $666,995     $640,359
                                              ========     ========      ========     ========     ========     ========


Ratio of Earnings to Fixed Charges                3.57         4.21          4.66         4.66         4.68         4.64
                                                  ====         ====          ====         ====         ====         ====





(*) Total annual interest charges on all bonds for the twelve months ended September 30, 1995 was $115,334,000.
Note: Represents the interest factor applicable to rentals.